April 8, 2019

Daniel Hughes
President
Hilton Domestic Operating Co Inc.
7930 Jones Branch Drive, Suite 1100
McLean, Virginia 22102

       Re: Hilton Domestic Operating Co Inc.
           Registration Statement on Form S-4
           Filed March 29, 2019
           File No. 333-230625

Dear Mr. Hughes:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Joshua Lobert, Staff Attorney, at 202-551-7150 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities